Exhibit 99.1

Consent of Cowen and Company, LLC

The Board of Directors

Adaptimmune Therapeutics plc

60 Jubilee Avenue, Milton Park

Abingdon, Oxfordshire OX14 4RX

United Kingdom

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 5, 2023, to the Board of Directors of Adaptimmune Therapeutics plc (“Adaptimmune”), as Annex D to, and reference to such opinion letter under the headings “SUMMARY — Opinion of Adaptimmune’s Financial Advisor” and “THE MERGER — Opinion of Adaptimmune’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving Adaptimmune and TCR2 Therapeutics Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Adaptimmune (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Cowen and Company, LLC

Cowen and Company, LLC

April 5, 2023